Exhibit 99.1

June 12, 2019

GWG Life, LLC

220 South Sixth Street, Suite 1200

Minneapolis MN 55402

United States of America

Dear Sirs

Re:	GWG Life Settlements Portfolio – Quarterly Valuation as of December 31, 2018

You have asked that we prepare a valuation of your portfolio as of the Valuation Date set out in Appendix A. Terms used in this letter and not otherwise defined herein have the meaning specified in your Subscription Agreement with us or in the ClariNet LS website.

Assumptions and Reliance

●	In preparing this valuation, we have relied upon the accuracy of the data contained in your ClariNet LS account as of the Pricing Date specified in Appendix A.
●	We have performed no testing of such data to determine its accuracy of completeness.
●	We have prepared this valuation solely with respect to the Portfolio identified in Appendix A as of the Pricing Date.
●	We have used assumptions as to discount rates and survival curve construction which have been agreed with you and which are set out in Appendix B.
●	We have assumed that you have independently determined that the premium schedule used to value each Case is sufficient to carry the relevant Policy through to maturity.
●	The survival curves used in valuation have been generated by reference to mortality factors and underwriting dates supplied by you. We understand that these mortality factors reflect your determination of the Longest LE for the relevant Insured (as defined in Appendix C). We have not made any independent investigation of this determination.

Valuation

Based on the composition of the Portfolio as of the Pricing Date, we find that the Net Present Value of the Portfolio on the Valuation Date is as specified in Appendix A.

Yours faithfully

CLEARLIFE LIMITED

By:	/s/ Mark Venn
Name:	Mark Venn
Title:	CEO

ClearLife Limited, Triscombe House, Triscombe, Taunton TA4 3HG, United Kingdom

Tel. +44 (0)20 7100 0600 / info@clearlifeltd.com / www.clearlifeltd.com

ClearLife Limited is a company registered in England & Wales. Registration number 06424296

Registered office: Priory House, Pilgrims Court, Sydenham Road, Guildford GU1 3RX

Appendix A

Valuation Inputs and Outputs

Description	Current Quarter	Previous Quarter
Valuation Date	December 31, 2018
Pricing Date:	June 12, 2019
ClariNet LS Portfolio Name:	GWG Portfolio Act Snapshot 2019-05-07 18:48:33
Total Face Amount:	$2,072,061,473
Total Net Death Benefit:	$2,047,991,648
Number of Active Policies:	1,154
Discount Rate:	8.25%
Net Present Value:	$747,922,465

Definitions

●	Total Face Amount: this is the sum of the Face Amounts for each Case included in the Portfolio on the Valuation Date.
●	Total Net Death Benefit: This is the Net Death Benefit on the Valuation Date for each Case included in the Portfolio as of the Pricing Date. This excludes any Retained Death Benefit (“RDB”) amounts. Where the Case has a RDB amount which varies over time, the number shown here reflects the RDB amount as of the Valuation Date. The Net Death Benefit associated with each Case may vary over time and may not equal the Face Amount for the relevant Case.
●	Number of Active Policies: This is the number of Cases in the Portfolio on the Valuation Date with a Status other than MAT, PEND, SOLD, SURR or LAPS.
●	Number of Unique Surviving Insureds: This is the number of unique surviving Insureds referenced by the Active Policies in the Portfolio on the Valuation Date. This number may be fewer than the Number of Active Policies, where a single Insured is referenced by more than one Active Policy.
●	Net Present Value: This is the sum of the net present values calculated on the Pricing Date for all Active Policies in the Portfolio on the Valuation Date, determined by discounting the future mortality-adjusted cashflows back to the Valuation Date at the Discount Rate.

Appendix B

Valuation Template Settings

Parameter Name	Current Quarter	Previous Quarter
Fees Template	Zero Fees
Q(x) Adjustment	None
Mortality Table Name	2015 ANB
Improvement Rates	0%
Survival Factor Interpolation Type	Piecewise Constant Qx
Interpolate VBT Table Row Based on DOB at LE Review Date	False
Calculation of Joint Life Survival Curve	Frasierized
Smoking Status Override	Non-smoker
LE Calculation Type	Mean
Calculation of LE Review Date Given Multiple Reports	Blended
NDB Collection Lag in Months	0
Longevity Calculation Type	Monthly
Number of months to stress Qx	0
Interest payment during NDB collection lag	None
User-defined NDB collection lag interest rate	0%
Aging underwriter reports	Regular
Apply Table Improvement from Underwriting Date	False
Blending methodology when combining life expectancy reports	Lx
Apple Improvement Rate Before Mortality Calculation	False
Set Value Date to next Policy monthiversary	True
Set LE Report Date(s) to Policy monthiversary	True

Appendix C

Longest LE Definition

Longest LE: The LE Estimate used for each Policy within the Portfolio for purposes of calculating A2E analytics and Fair Market Value prospectively:

●	For any Policy owned as of December 31, 2018 that was purchased prior to LE underwriting changes by ITM TwentyFirst Services in 2013, the longer of the two LEs utilized in the valuation of the Policy following receipt of the updated LEs ordered in response to the 2013 changes;
●	For any Policy owned as of December 31, 2018 that was purchased after the LE underwriting changes by ITM TwentyFirst Services in 2013, the longest LE on file that was utilized in the pricing of the Policy at the closing of the Policy purchase (in instances where additional LE Reports were ordered, these were incorporated into the analysis whether in receipt of the LE Report at the time of closing or not, so long as the LE Report was received by a date no more than 30 calendar days subsequent to the closing date of the Policy purchase); and
●	For any Policy purchased subsequent to December 31, 2018 (i.e. future purchases for purposes of the initial A2E analysis), the longest life expectancy utilized in the pricing of the Policy at the closing of the Policy purchase so long as the LE Report is received by a date no more than 30 calendar days subsequent to the closing date of the Policy purchase.

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